Exhibit 5.2

DLA Piper Nederland N.V. Prinses Amaliaplein 3 1077 XS Amsterdam P.O. Box 75258 1070 AG Amsterdam The Netherlands
T+31 20 541 9888
F+31 20 541 9999
W dlapiper.nl

To:	Your Ref:

Our Ref:

12 May 2026
Sono Group N.V.
4965 Trinidad Drive Land O’ Lakes, FL 34639 United States of America

Re:	LEGALITY opinion – Form s-3

1.	INTRODUCTION

1.1	We act as legal adviser (advocaat) and (notaris) respectively under Netherlands Law to the Company in connection with the filing of the Registration Statement, which contains, amongst others, a prospectus, which covers the offering, issuance and sale by the Company, from time to time of, among others, an indeterminate number of the Company's Ordinary Shares. This legal opinion is furnished to you in order to be filed with the U.S. Securities and Exchange Commission (the "SEC") as an exhibit to the Registration Statement.

1.2	Capitalised terms used in this legal opinion have the meanings ascribed to such terms in the Annex to this legal opinion or in this legal opinion. In addition, any capitalised terms not specifically defined in this legal opinion have the meaning ascribed to such terms in the Registration Statement.

2.	APPLICABLE LAW

This legal opinion is limited to Netherlands Law in effect as at the date of this legal opinion and is, together with all terms used in it, to be construed in accordance with Netherlands Law. We do not express any opinions (factual or legal) on any matters not expressly set out in this legal opinion.

3.	DOCUMENTS AND CONFIRMATIONS FORMING THE BASIS OF THE LEGAL OPINION

3.1	We have examined (prints of electronic) copies of the following Documents for purposes of the issue of this legal opinion:

3.1.1	the Registration Statement;

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3.1.2	the Company’s deed of incorporation as well as its articles of association, dated or amended, as the case may be on the dates specified in the Excerpt; and

3.1.3	the Excerpt.

3.2	In addition, we have received the Confirmations.

3.3	Our examination has been limited to the literal text of the Documents and we have not had regard to any matters not expressly set out in the Documents. We have not performed any factual or legal investigation other than the review of the Documents and consideration of the Confirmations referred to above.

4.	ASSUMPTIONS

For the purpose of the legal opinions expressed herein, we have assumed:

4.1	that all copy Documents received by us are (and their content is) correct and complete and conform to the original Documents in all respects;

4.2	the genuineness and completeness of all signatures on the Documents received by us, such signatures being the signatures of the relevant individuals concerned whereby in respect of any electronic signatures (i) such electronic signatures meet the requirements of a qualified electronic signature within the meaning of Regulation (EU) No 910/2014 (eIDAS Regulation) or, where such requirements are assumed to be not met, (ii) such electronic signatures are otherwise sufficiently reliable as required under Section 3:15a DCC;

4.3	that the Registration Statement has been or will have been filed with the SEC in the form reviewed by us and has been or will be declared effective by the SEC in the form reviewed by us;

4.4	that at each Relevant Moment, the Ordinary Shares shall have been admitted for trading on a trading system outside the European Economic Area comparable to a regulated market or a multilateral trading facility as referred to in Section 2:86c(1) DCC and (ii) no financial instruments issued by the Company (or depository receipts for or otherwise representing such financial instruments) have been admitted to trading on a regulated market, multilateral trading facility or organised trading facility operating in the European Economic Area (and no request for admission of any such financial instruments to trading on any such trading venue has been made);

4.5	that at each Relevant Moment, the Company's authorised share capital (maatschappelijk kapitaal) was or will be sufficient to allow for the issuance of the Registration Shares;

4.6	that the articles of association as in force at the date of this legal opinion will be in force at each Relevant Moment;

4.7	any Registration Shares shall be issued, and any pre-emption rights in connection therewith shall have been excluded, pursuant to resolutions validly passed by the corporate body (orgaan) of the Company duly authorised to do so;

Legal opinion – Sono Group N.V.

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4.8	that at each Relevant Moment, the Company will not have (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a legal merger (fusie) or a legal demerger (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), (vii) started or become subject to statutory proceedings for the restructuring of its debts (akkoordprocedure) or (viii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

4.9	that at each Relevant Moment, the issue price for any Registration Shares shall at least equal the aggregate nominal value thereof, any conversion, exchange or exercise price of other Registered Securities shall at least equal the aggregate nominal value of the underlying Registration Shares, any such issue, conversion, exchange or exercise price shall have been satisfied in cash and shall have been received and accepted by the Company ultimately upon the issuance of the relevant Registration Shares and, where relevant, the Company shall have consented to payment in a currency other than Euro;

4.10	that at each Relevant Moment, each party other than the Company has validly entered into or will validly enter into any relevant deed of issue;

4.11	any Registration Shares issued in connection with the conversion, exchange or exercise of other Registered Securities shall be issued pursuant to a valid conversion, exchange or exercise of such Registered Securities in accordance with their respective terms;

4.12	no Registered Securities shall be offered to the public (aanbieden aan het publiek) in the Netherlands or any other member state of the European Economic Area other than in conformity with the Prospectus Regulation, the PRIIPs Regulation and the rules promulgated thereunder;

4.13	that no acquiror of any Registration Shares is subject to, controlled by or otherwise connected with a person, organisation or country which is subject to United Nations, European Union or Dutch sanctions implemented or effective in The Netherlands under or pursuant to the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet economische delicten), the General Customs Act (Algemene Douanewet) or Regulations of the European Union;

4.14	any issuance of Registered Securities by the Company will be effected for bona fide commercial reasons in the ordinary course of the Company’s business;

4.15	that any foreign law which may apply with respect to the issue of the Registration Shares does not affect this legal opinion; and

4.16	that all Confirmations are true, complete, and correct.

5.	LEGAL OPINIONS

Legal opinion – Sono Group N.V.

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Based upon a review of the Documents and a consideration of the Confirmations, and subject to the assumptions and qualifications referred to in paragraphs 4 and 6 respectively and any matters not disclosed to us, we are of the following legal opinion:

5.1	The Company has been incorporated as a besloten vennootschap met beperkte aansprakelijkheid and exists as a legal entity in the form of a public limited liability company (naamloze vennootschap).

5.2	Subject to receipt by the Company of payment in full for, or other satisfaction of the issue, conversion, exchange or exercise price for, the Registration Shares, when issued by the Company and accepted by the acquiror(s), shall be validly issued, fully paid and non-assessable.

Without detracting from the generality of paragraph 2 and save as expressly otherwise provided herein, we do not give any legal opinion on tax, (including, for the avoidance of doubt and without detracting from the generality of the aforementioned any real estate transfer tax (overdrachtsbelasting) on which we do not give any opinions) competition or anti-trust, works council, ranking and subordination or in rem matters.

6.	QUALIFICATIONS

The legal opinions that are given in this legal opinion are subject to the following qualifications:

6.1	The legal opinions may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments or emergency measures, insolvency or pre-insolvency proceedings (including Insolvency Proceedings), rules relating to conflicts of rights between a debtor and its creditors and/or shareholders, or its creditors and/or shareholders amongst each other, intervention measures in relation to financial enterprises or their affiliated entities and other or similar laws of general application now or hereafter in effect.

6.2	Although, pursuant to the provisions of the 2007 Trade Register Act (Handelsregisterwet 2007) a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of its incorrectness or incompleteness (subject to limited exceptions) an extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. In addition, any relevant confirmations obtained as part of the Confirmations do not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

6.3	Although the European Union undertakes every effort to ensure that the EU Sanction List is kept up-to-date, it is not an official publication of the European Union and therefore does not provide conclusive evidence that an entity is not the subject of any sanctions imposed by the European Union.

6.4	Our opinions expressed herein may be affected by (i) the rules of good faith (redelijkheid en billijkheid), force majeure (niet-toerekenbare tekortkoming) and unforeseen circumstances (onvoorziene omstandigheden), (ii) the general defences available to debtors under Dutch law which include rights to suspend performance (opschortingsrechten), rights of set-off (verrekening), error (dwaling), duress (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden), (iii) the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation and fraudulent preference (pauliana), (iiii) a successful claim in tort (onrechtmatige daad) and (v) the rules of decency (goede zeden) and public order (openbare orde).

Legal opinion – Sono Group N.V.

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6.5	If any legal act (rechtshandeling) performed by a Dutch legal entity exceeds such entity's objects or is not in such entity's interest, such legal act may, apart from exceeding such entity's corporate power, be in violation of its articles of association and be nullified by it if the other party or parties to the act knew or should have known that the legal act is not in the entity’s interest.

6.6	Any issuance of Registered Securities by the Company in violation of Section 2:98c DCC (financial assistance) may be null and void.

6.7	The opinion expressed in paragraph 5.1 should not be construed as implying that the Company cannot be dissolved (ontbonden), including by way of a court order pursuant to Sections 2:19 et seq. or Section 2:21 DCC.

6.8	The term “non-assessable” which term has no equivalent in Dutch, means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of its shareholdership.

6.9	This legal opinion does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

7.	RELIANCE

This legal opinion is given for the benefit of and may only be relied upon on the conditions that:

7.1	No person other than DLA Piper Nederland N.V. may be held liable in connection with this legal opinion.

7.2	By accepting this legal opinion, the persons who may rely on it agree that they will be bound by the preceding sentences which, for the avoidance of doubt and together with the remaining provisions of this legal opinion, are governed by Netherlands Law.

7.3	Any liability arising out of or in connection with this legal opinion is limited to the amount which is paid out under any relevant insurance policy of DLA Piper Nederland N.V. in the matter concerned, plus the amount of the deductible which must be borne by DLA Piper Nederland N.V. pursuant to such insurance policy

Legal opinion – Sono Group N.V.

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7.4	We hereby consent to the filing of this legal opinion in connection with the registration of the Registration Shares with the SEC under the U.S. Securities Act of 1933, as amended and the reference to DLA Piper Nederland N.V. in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended or the rules and regulations promulgated thereunder.

Legal opinion – Sono Group N.V.

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Annex

"Anti Money Laundering Laws" means the European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht);

"Anti-Boycott Regulation" means the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom;

"Company" means Sono Group N.V., a public limited liability company (naamloze vennootschap) with corporate seat in Amsterdam, the Netherlands, having its address at Waldmeisterstrasse 93, 80935 Munich, Federal Republic of Germany and which is registered with the Chamber of Commerce under number 80683568;

"Confirmations" means a:

(a)	confirmation through www.kvk.nl/actualiteitencheck of the Chamber of Commerce that the relevant parts of the Excerpt that are monitored via this website are complete and up to date;

(b)	confirmation through www.rechtspraak.nl derived from the segment for the European Union registrations of the Central Insolvency Register that the Company is not registered as being subject to Insolvency Proceedings; and

(c)	confirmation through https://webgate.ec.europa.eu/fsd/fsf#!/files that the Company is not included on any EU Sanction List;

"DCC" means the Dutch Civil Code (Burgerlijk Wetboek);

"Documents" means each of the documents referred to in paragraph 3.1which have been reviewed by us;

"EU Sanction List" means each list of persons and entities subjected to economic sanctions imposed by the European Union as published by the European Union Consolidated Financial Sanctions List (derived through https://webgate.ec.europa.eu/fsd/fsf#!/files as at the date of this legal opinion);

"Excerpt" means the electronically certified extract from the Trade Register in respect of the Company provided by the Chamber of Commerce and dated on the date of this legal opinion;

"Insolvency Proceedings" means any (i) proceedings as defined in Article 2 paragraph 4 of EU Council Regulation (EC) No. 848/2015 of 20 May 2015 on insolvency proceedings as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021 or (ii) preventive restructuring framework as implemented by a relevant member state of the European Union in a local law (pre-)insolvency proceeding as meant in Article 4 paragraph 1 of Directive (EU) 2019/1023 of the European Parliament and of the Council of 20 June 2019 on preventive restructuring frameworks, on discharge of debt and disqualifications, and on measures to increase the efficiency of procedures concerning restructuring, insolvency and discharge of debt, and amending Directive (EU) 2017/1132;

Legal opinion – Sono Group N.V.

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"Netherlands" means the European part of the Kingdom of the Netherlands;

"Netherlands Law" means the laws of the Netherlands which are directly applicable and as they exist and are interpreted at the date of this legal opinion; and

"Ordinary Shares" means ordinary shares in the Company's capital, with a nominal value of EUR 0.01 per share;

"Preferred Shares" means the preferred shares in the Company's capital, with a nominal value of EUR 300.00 per share;

"PRIIPs Regulation" means Regulation (EU) No 1286/2014 of the European Parliament and of the Council of 26 November 2014 on key information documents for packaged retail and insurance-based investment products (PRIIPs);

"Prospectus Regulation" means Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC;

"Registered Securities" means the Registration Shares;

"Registration Shares" means the Ordinary Shares and Preferred Shares, collectively;

"Registration Statement" means the registration statement in the Form S-3 filed by you with the SEC; and

"Relevant Moment" means each time when one or more Registered Securities are issued by the Company.

Legal opinion – Sono Group N.V.

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Yours faithfully

/s/ MANON DEN BOER Notary - Partner DLA Piper Nederland N.V.	/s/ Gerard Kneppers Advocaat - Partner DLA Piper Nederland N.V.

Direct +31 20 541 9871	Direct +31 20 541 9811

Manon.denboer@dlapiper.com	Gerard.Kneppers@dlapiper.com

Legal opinion – Sono Group N.V.